Exhibit 99.1
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FOR IMMEDIATE RELEASE


           TOUCHSTONE APPLIED SCIENCE ASSOCIATES COMPLETES
               SALE OF POST-SECONDARY SCHOOL BUSINESS


BREWSTER, N.Y., June 9, 2003-Touchstone Applied Science Associates, Inc. (OTCBB: TASA) today reported it has completed the previously announced strategic divestiture of its post-secondary proprietary school, Mildred Elley, with locations in the Albany, N.Y., area and Pittsfield, Massachusetts. TASA has been reporting the Mildred Elley Schools as discontinued operations since the company decided last year to sell the schools.

Based upon the operations of the school for the quarter ended April 30, 2003, the company will take a $633,860 non-cash charge for discontinued operations in connection with the closing. The company does not anticipate any additional material loss for the period from May 1 to the closing date of June 3, 2003.

TASA sold the post-secondary school assets and liabilities to the Empire State Corp. owned by Faith Takes, current president and former owner of Mildred Elley Schools. At closing, TASA received $50,000 of the proceeds of the sale. In addition, TASA will receive 25 percent of the proceeds from the sale or refinancing of the schools by Empire to a third party, which must take place within seven years.

"This structure allows us to implement the divestiture and dedicate our energies and dollars to our core assessment business, while we await the full regulatory review by the U.S. Department of Education, a process that has been ongoing for almost one year and is not yet completed," said Andrew L. Simon, president and chief executive officer of TASA. "Completing this transaction within the context of the regulatory process allows the company to make a clean departure from the secondary school business, including settling all disputes between the company and Ms. Takes. The divestiture makes TASA's balance sheet more reflective of its core business and eliminates the contingencies associated with the secondary schools business. We are confident that Ms. Takes and Empire will run the schools in an efficient manner and that TASA will eventually receive a benefit when Empire resells or refinances the business

"Now, we can concentrate fully on continuing growth of our core business of educational assessment and related services," he said. "We expect to maintain the momentum resulting from increasing acceptance of our testing products and services and currently anticipate revenue enhancement at a compound growth rate of at least 20 percent over the next five years."

TASA, based in Brewster, N.Y., is an educational information and learning company. The company provides the education market with assessment and instructional products and services.

Statements contained in this release that are not historical facts are "forward-looking" statements as contemplated by the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are subject to risks and uncertainties, which are enumerated in the company's annual report on Form 10KSB for Fiscal Year ended October 31, 2002. These risks and uncertainties could cause actual results to differ materially from those projected or implied in the forward-looking statements.